UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Limbach Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Limbach Holdings, Inc.

797 Commonwealth Drive
Warrendale, Pennsylvania 15086

April 23, 2024

To My Fellow Stockholders:

I am pleased to share with you our progress and accomplishments for 2023, my first year as Limbach Holdings, Inc.’s (the “Company,” “we” or “us”) President and Chief Executive Officer. Our journey to transform the Company into a value-added solutions provider has been both challenging and rewarding, and I am proud to say that our efforts are paying off.
Growing into Higher Returns
A few years ago, we identified an opportunity to leverage our construction and engineering services experience, relationships and knowledge to build a pure play building systems solutions firm. Our objective was twofold: first, to transform the Company into a trusted partner to building owners by providing value-added solutions to earn higher margins and deliver greater returns to our stockholders; second, to position the Company in less competitive and volatile markets for a stronger, more resilient company.
Through disciplined execution of this strategy, today we are partnering with building owners who provide critical services for their customers and must maintain uninterrupted operations in their facilities. We provide these building owners with solutions and services to maintain and upgrade their mission-critical mechanical, electrical and plumbing infrastructure. We are focused on six key vertical markets – healthcare, industrial and manufacturing, data centers, life sciences, higher education and cultural and entertainment. These are large and growing markets with sustainable demand drivers.
We operate in two business segments, Owner Direct Relationships (“ODR”) and General Contractor Relationships (“GCR”). In our ODR segment we work directly with building owners developing and proposing systems solutions, that work accounted for 50.7% of our revenue in 2023. Our GCR segment in 2023 accounted for 49.3% of our 2023 revenue.
Owner Direct Growth
We are focused on continuing to grow our ODR segment because we have direct access to key decision-makers. This allows us to develop collaborative relationships, and we can convert initial small opportunities into large long-term engagements as customers learn about our compelling value proposition. As we become embedded in our customers’ businesses, we are often on-site collaborating with their teams to develop customized solutions that reduce costs and drive energy efficiencies. This positions us to manage near-term maintenance needs while developing comprehensive risk mitigation and cost savings strategies for the future. As we add value, our goal is to become an indispensable partner to our customers, helping them avoid business disruption due to systems failure.
Our ODR segment generates reoccurring revenue at higher margins than our GCR segment. As we grow our ODR business, we can be more selective in taking on GCR opportunities. As a result, we expect GCR revenue to continue to decline. When the shift to ODR is complete, we expect overall revenue to grow as we expand the ODR business.
A recent example of our successful ODR model is our work with a Florida-based healthcare facilities’ owner. Our relationship with this customer started out as a small engagement, and they are now one of our top five customers in that location. We have a fully embedded team on-site collaborating closely with this customer on all aspects of planning their operating and capital budgets, helping them make critical decisions that will have a tangible impact on their operational success.

Our goal is to provide our customers with unbiased analysis on the integrity of their mechanical, electrical and plumbing systems and make recommendations on opportunities to leverage our engineering solutions to make improvements. They know they can count on the Company to develop optimal, cost-effective solutions that ensure uninterrupted service, lower their environmental footprint and increase cost savings. This is how we add value and is a key strategy for us to grow into higher returns.
Evolved Service Offerings
We believe we have significant organic growth opportunities as we continue to expand our ODR business with existing customers. For example, we invested approximately $4 million in portable air chillers and other rental equipment to provide urgent and critical systems solutions for our customers. This strategic investment will allow us to expand our service offerings and grow our market share with existing customers.
Growth Through Acquisition
Strategic acquisitions are another critical component of our long-term growth plan. We take a disciplined and selective approach to acquiring companies that meet our key criteria: companies that have an attractive operating footprint, support our ODR growth strategy, have an attractive business model with a compelling valuation and structure, have an opportunity for service capability expansion, and most importantly, fits in with our culture.
We are establishing a track record of making successful and accretive acquisitions, and in 2023, we acquired two companies – ACME Industrial Piping, LLC (“ACME”) and Industrial Air, LLC (“Industrial Air”). ACME was a tuck-in acquisition that provided new ODR owner direct relationships with on-premises teams at Fortune 500 caliber customers in the manufacturing vertical. Industrial Air expanded our geographic reach in North Carolina, providing additional ODR customer relationships with consumer goods and textile manufacturing facilities.
We believe successful strategic acquisitions combined with organic growth will drive profitability while creating value for our stockholders. In 2023 we delivered significant earnings growth and cash flow while maintaining a strong balance sheet. We also accelerated our mix shift to ODR, exceeding our 50 percent revenue target. We are focused on achieving our 2025 ODR revenue target of more than 70 percent.
Other key accomplishments in 2023 were:
•Expanding total gross margins by 420 basis points to 23.1 percent from 18.9 percent last year;
•Increasing ODR gross margins to 29 percent, exceeding our target range of 25 to 28 percent; and
•Increasing GCR gross margins to 17 percent for the year, also exceeding our target range of 12 to 15 percent as we honed our focus on higher margin quick-hitting projects.
While 2023 was a year of tremendous growth and achievement, we believe we are in the early innings of capitalizing on our long-term opportunity. We are poised for continued progress as we execute against all three pillars of our strategy:
•Continue to shift our mix to higher margin ODR revenue through organic growth;
•Expand our margins with evolved offerings; and
•Scale through strategic acquisitions and increase our building owner market share.
In addition, we will continue our commitment to best in class governance as we focus on the long-term sustainability of our 123-year-old Company. We are committed to building sustained enterprise value to benefit all stakeholders – stockholders, customers, employees and vendors. We could not do what we do without each of you. Thank you all for your support and contributions to the Company’s success.

Sincerely,

/s/ Michael M. McCann
Michael M. McCann
President, Chief Executive Officer and Director

Limbach Holdings, Inc.

797 Commonwealth Drive
Warrendale, Pennsylvania 15086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 13, 2024
The 2024 Annual Meeting of Stockholders of the Company will be held on Thursday, June 13, 2024, at 2:30 p.m. Eastern Daylight Time (“EDT”) solely by remote communication in a virtual-only format (the “Annual Meeting”).
You are entitled to participate in the Annual Meeting if you were a stockholder of the Company as of the close of business on April 17, 2024, the record date for the Annual Meeting. The Notice of Annual Meeting, the Proxy Statement, the accompanying proxy card and our 2023 Annual Report are available on the Company’s website at www.limbachinc.com under “Investors – Financials”. The Annual Meeting is being held for the following purposes:
1.To elect Michael M. McCann, Michael F. McNally and David R. Gaboury as Class B members of our Board of Directors, each to serve for a three-year term;
2.To hold a non-binding advisory vote on the compensation of our named executive officers;
3.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.
Stockholders will not be able to attend the Annual Meeting in person. Instead, stockholders should follow the instructions provided below to attend the virtual Annual Meeting. Stockholders interested in attending this virtual Annual Meeting are required to register by 11:59 p.m. EDT on June 11, 2024 at https://viewproxy.com/limbach/2024/. The Company urges stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in these proxy materials for the Annual Meeting. Stockholders who attend the virtual Annual Meeting by following the instructions in these proxy materials will have an opportunity to vote and to submit questions electronically during the meeting.
Only stockholders of record as of the close of business on April 17, 2024 are entitled to receive notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees.
Regardless of the number of shares you own and whether you plan to attend the virtual Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website specified on the enclosed proxy card or voting instruction form and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the enclosed proxy card or voting instruction form and following the instructions when prompted, (iii) by written proxy by signing and dating the enclosed proxy card or voting instruction form and returning it, or (iv) by attending the Annual Meeting in accordance with the instructions provided in the proxy statement.
We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically in the future, please follow the instructions on the proxy card or voting instruction form.

By Order of the Board of Directors,

/s/ Michael M. McCann
Michael M. McCann
President, Chief Executive Officer and Director
April 23, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2024

This Notice of Annual Meeting and Proxy Statement and our 2023 Annual Report are available on our website at www.limbachinc.com under “Investors — Financials”

Limbach Holdings, Inc.

797 Commonwealth Drive
Warrendale, Pennsylvania 15086

PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 13, 2024
-------------------------------------

This Proxy Statement is being furnished to our stockholders of record as of the close of business on April 17, 2024 in connection with the solicitation by our Board of Directors of proxies for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held solely by remote communication in a virtual-only format on Thursday, June 13, 2024, at 2:30 p.m. EDT, or at any and all adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders. The approximate date of mailing of this Proxy Statement and the enclosed form of proxy is April 23, 2024.

Unless we state otherwise or the context otherwise requires, references in this proxy statement to “we,” “our,” “us,” or the “Company” are to Limbach Holdings, Inc. a Delaware corporation.

QUESTIONS AND ANSWERS ABOUT
THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors (our “Board”) is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the virtual Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the virtual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on your proxy card or voting instruction form to vote over the telephone or through the Internet.

How do I attend the virtual Annual Meeting?

The virtual Annual Meeting will be held solely by remote communication in a virtual-only format on Thursday, June 13, 2024, at 2:30 p.m. EDT.

Stockholder of Record: Shares Registered in Your Name

If you were a stockholder of record at the close of business on April 17, 2024 (i.e., your shares are held in your own name in the records of the Company’s transfer agent), you must register by 11:59 p.m. EDT on June 11, 2024 at https://viewproxy.com/limbach/2024/. You will then be provided with a unique join link via a meeting invitation email to attend the virtual Annual Meeting. You may then attend the virtual Annual Meeting on June 13, 2024 at 2:30 p.m. EDT by referring back to your meeting invitation email for your unique join link. Please click that link and use the password that will be e-mailed to you two days prior to the meeting. You may vote during the virtual Annual Meeting using the control number provided to you during registration. If you are a stockholder of record and you have misplaced your control number, in order to vote during the virtual meeting, please call Alliance Advisors at 1-866-612-8937.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you were a beneficial owner of common stock of the Company at the close of business on April 17, 2024 (i.e., you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee), to attend the virtual Annual Meeting, you must follow the steps below in order to register in advance of the Annual Meeting:
•Obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares if you wish to vote during the virtual meeting.
•Register to attend the Annual Meeting at https://viewproxy.com/limbach/2024/.

You will then be provided with a unique join link via a meeting invitation email to attend the virtual Annual Meeting on June 13, 2024 at 2:30 p.m. EDT and a control number to be used for voting during the virtual Annual Meeting. You may then attend the virtual Annual Meeting on June 13, 2024 at 2:30 p.m. EDT by referring back to your meeting invitation email for your unique join link. Please click that link and use the password that will be e-mailed to you two days prior to the meeting. You may vote during the virtual Annual Meeting using the control number provided to you during registration. If you are a beneficial owner and you have misplaced your control number, in order to vote during the virtual meeting, please call Alliance Advisors at 1-866-612-8937.
Obtaining a legal proxy may take several days and stockholders are advised to register as far in advance as possible. The Company can provide no assurances that registration requests will be processed if they are not submitted by 11:59 p.m. EDT on June 11, 2024.

Who can vote at the virtual Annual Meeting?

Only stockholders of record at the close of business on April 17, 2024, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of April 17, 2024, there were 11,268,086 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, during normal business hours, a complete list of all stockholders on the record date will be available for examination by any stockholder at the Company’s offices at 797 Commonwealth Drive, Warrendale, Pennsylvania 15086.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 17, 2024 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the virtual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 17, 2024 your shares were held in an account at a brokerage firm, bank or other nominee, rather than in your own name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct that organization regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the virtual meeting unless you request and obtain a valid proxy from your broker, bank or other nominee and submit it when you register to attend the virtual Annual Meeting.

What am I voting on?

There are three matters scheduled for a vote:

1.To elect Michael M. McCann, Michael F. McNally and David R. Gaboury as Class B members of our Board of Directors, each to serve for a three-year term;
2.To hold a non-binding advisory vote on the compensation of our named executive officers; and
3.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

What are the recommendations of our Board?

Unless you give other instructions on your proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. Our Board recommends a vote:

•FOR the election of the nominated slate of Class B directors (see Proposal 1);

•FOR the approval of the non-binding, advisory vote on the compensation of our named executive officers (see Proposal 2); and

•FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (see Proposal 3).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the virtual Annual Meeting. If you have submitted a proxy and any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his/her best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to be a Class B member of the Board or you may “Withhold” your vote for any one or more nominees you specify. For Proposal 2 and Proposal 3 you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual Annual Meeting by following the procedures set forth below, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote in person even if you have already voted by proxy.
•To vote at the virtual Annual Meeting, follow the instructions above under “How do I attend the virtual Annual Meeting”.
•To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the virtual Annual Meeting, we will vote your shares as you direct.
•To vote by proxy over the telephone or by internet, follow the instructions on the proxy card you received. If voting by telephone or internet, your vote must be received by 11:59 p.m. EDT on June 12, 2024 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instruction form and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or through the Internet as instructed by that organization. To vote at the virtual Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other nominee, and then register to attend the virtual Annual Meeting at https://viewproxy.com/limbach/2024/. Follow the instructions from that organization included with these proxy materials, or contact it to request a legal proxy.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on April 17, 2024.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by proxy card, by telephone, through the Internet or in person at the virtual Annual Meeting, your shares will not be voted, and your shares will count as “not present” for purposes of the establishment of a quorum for the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the proposal is considered to be a “routine” matter.

See below under “What are broker non-votes?” for more information. At the virtual Annual Meeting, only Proposal 3 is considered a routine matter. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposal 1 and Proposal 2, but may vote your shares on Proposal 3.

What if I return a signed proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominee to our Board, “For” the approval of the non-binding, advisory vote on the compensation of our named executive officers, and “For” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his/her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and information support, for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $25,000 in total.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card or voting instruction form to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent proxy by telephone or through the Internet.

•You may send a timely written notice that you are revoking your proxy to our General Counsel at 797      Commonwealth Drive, Warrendale, Pennsylvania 15086.

•You may attend the virtual Annual Meeting and vote there. Simply attending the virtual meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by that organization for changing your vote.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 24, 2024 to our General Counsel at 797 Commonwealth Drive, Warrendale, Pennsylvania 15086. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to submit a proposal to be acted on at next year’s annual meeting without including such proposal or nomination in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by our Amended and Restated Bylaws no earlier than the opening of business on February 13, 2025 and no later than the close of business on March 15, 2025 to our General Counsel at 797 Commonwealth Drive, Warrendale, Pennsylvania 15086. If next year’s annual meeting is called for a date that is before April 29, 2025 or after July 28, 2025, written notice of such proposal or nomination must be provided to our General Counsel at 797 Commonwealth Drive, Warrendale, Pennsylvania 15086 no earlier than the opening of business on the 120th day before the date of next year’s annual meeting and no later than the later of (a) the close of business on the 90th day before next year’s annual meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of next year’s annual meeting is first made by the Company.

In addition to satisfying the requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (i) for the election of directors (Proposal 1), votes “For,” “Withhold” and broker non-votes, (ii) for the approval of the non-binding, advisory vote on the compensation of our named executive officers (Proposal 2), votes “For,” “Against,” abstentions and, if applicable, broker non-votes and (iii) for the ratification of the appointment of our independent registered public accounting firm (Proposal 3), votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes, if applicable, will have no effect on the outcome of Proposal 1. Abstentions and broker non-votes, if applicable, will not be counted towards the vote total for Proposal 2 and Proposal 3 and thus will have no effect on the outcome of such proposals.

What are “broker non-votes”?

Under the rules of the Nasdaq Stock Market LLC (“Nasdaq”), your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by that organization. Proposal 1 and Proposal 2 will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction. If you do not provide instructions to that organization, that entity may deliver a proxy card expressly indicating that it is NOT voting your shares, which is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum at the virtual Annual Meeting, but will not count for purposes of determining the number of votes cast on Proposal 1 and Proposal 2. Banks, brokers and other nominees are permitted to vote uninstructed shares on Proposal 3. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.

How many votes are needed to approve each proposal?

•For Proposal 1, directors are elected by a plurality of the votes cast, which means that the three nominees for director receiving the most votes cast (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected as Class B members of the Board. Only votes “For” will affect the outcome.

•To be approved, Proposal 2, the approval of the non-binding, advisory vote on the compensation of our named executive officers, must receive “For” votes from the holders of at least a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal. However, because this proposal asks for a non-binding, advisory vote, there is no “required” vote that would constitute approval.

•To be approved, Proposal 3, the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, must receive “For” votes from the holders of at least a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

What is the quorum requirement?

Holders of a majority of the voting power of the Company’s issued and outstanding capital stock entitled to vote at the virtual Annual Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the virtual Annual Meeting will have the power to adjourn the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How do I submit questions to be answered during the question and answer session?

Prior to the Annual Meeting, stockholders may submit any questions in advance through https://viewproxy.com/limbach/2024/. Additional information regarding the ability of stockholders to ask questions during the 2024 Annual Meeting, related rules of conduct and other materials for the 2024 Annual Meeting will be available at https://viewproxy.com/limbach/2024/. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and have their shares voted electronically at the Annual Meeting.

What do I do if I need technical assistance to access the Annual Meeting?

We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 2:00 p.m. EDT, and you should allow ample time for the check-in procedures. We will have technicians ready to assist you with any technical difficulties before the virtual Annual Meeting begins. Stockholders of record and beneficial owners should call Alliance Advisors at 1-866-612-8937 with any questions about attending the virtual Annual

Meeting. If you encounter any difficulty accessing the virtual Annual Meeting, please e-mail virtualmeeting@viewproxy.com for assistance.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in prior to the start of the Annual Meeting. FAQs will be made available prior to the Annual Meeting at https://viewproxy.com/limbach/2024/.

It is important that you review the proxy materials for the Annual Meeting previously distributed to you. Whether or not you plan to attend the virtual-only Annual Meeting, we encourage you to vote your shares of common stock in advance of the Annual Meeting using one of the voting methods described in the proxy materials.

How can I find out the results of the voting at the virtual Annual Meeting?

Preliminary voting results may be announced at the virtual Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K (a “Form 8-K”) that we expect to file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the virtual Annual Meeting. If final voting results are not available to us in time to file a Form 8-K, within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The Notice of Annual Meeting and Proxy Statement and 2023 Annual Report are available on our website at www.limbachinc.com under “Investors — Financials”.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of seven directors and is divided into three classes. The term of each directorship is three years, so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are elected and qualified, or, if sooner, until the director’s death, resignation or removal.

In connection with the preparation for this Annual Meeting, Norbert W. Young informed the Board of his intention to retire from the Board effective as of the date of the Annual Meeting. Thus Mr. Young will not be standing for re-election. Mr. Young indicated that he is retiring from the Board to attend to personal matters. Mr. Young, who has served as a director since July 2016, has contributed meaningful insight, leadership and service. The Board has benefited from his extensive experience and expertise in the construction industry and his critical industry insights.

Our Nominating and Corporate Governance Committee undertook a process to identify, source and, if appropriate select a director to be nominated by the Board to fill Mr. Young’s seat. After running that process and after deliberations by the Nominating and Corporate Governance Committee and the Board, the Board has nominated David R. Gaboury to be one of the nominees for the Class B directorship.

At the virtual Annual Meeting, our stockholders will vote on the election of three Class B directors, Michael M. McCann, Michael F. McNally and David R. Gaboury. The Class B directors will have a term expiring at the 2027 Annual Meeting of Stockholders. Information concerning each nominee for director is set forth below under “Directors and Executive Officers.”

Directors are elected by a plurality of the votes cast. The three nominees for director receiving the most votes cast “FOR” such director (from the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors) will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Broker non-votes, if applicable, will have no effect on the outcome of this proposal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH MICHAEL M. MCCANN, MICHAEL F. MCNALLY AND DAVID R. GABOURY AS CLASS B MEMBERS OF OUR BOARD.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

CLASS B DIRECTOR NOMINEES
Two Directors Terms Expiring at the 2024 Annual Meeting and One Newly Nominated Director

Michael M. McCann, 42, Director since March 2023

Michael M. McCann has served as the President, Chief Executive Officer (“CEO”) and a Director of the Company since March 29, 2023. Prior to his appointment as President and CEO, Mr. McCann served as the Company’s Executive Vice President and Chief Operating Officer (“COO”) since November 2019, after having been appointed Co-COO, effective January 2019. Mr. McCann joined the Company in 2010 as Vice President and Branch Manager of Harper Limbach’s Tampa Branch. After growing the Tampa business for almost three years, Mr. McCann became President of Harper. His current duties include all aspects of the Company’s construction operations, with primary responsibilities including oversight of risk management, sharing of best practices, and development of operational talent. Mr. McCann has a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Business Administration degree from Drexel University.

We believe that Mr. McCann’s qualifications to serve on our Board include: his unique perspective and understanding for Limbach’s business, culture and history; his critical insights into Limbach’s operations, strategy and competition; his strong entrepreneurial skills, as well as marketing, strategic and operational expertise and his in-depth knowledge of and key relationships in the construction industry.

Michael F. McNally, 69, Director since September 2017

Michael F. McNally has served as a director of the Company since September 2017. Mr. McNally has also served as a director of Granite Construction Incorporated (NYSE:GVA) (“Granite”) since 2016 and is the current independent board chair. Mr. McNally retired in December 2014 as President and CEO of Skanska USA Inc., one of the largest construction companies in the United States and a subsidiary of one of the world’s largest construction companies, a position he had held since 2008. Prior to his tenure at Skanska, Mr. McNally held various management positions over a 38-year career with Fluor, Marshall Contractors, Mobil Oil and J. Ray McDermott. From 2016 to 2019 he was chair of the US Green Building Council and from 2020 to 2023 he was vice chair of the University of Rhode Island board of trustees. Mr. McNally holds a Bachelor of Science degree in Civil Engineering from the University of Notre Dame and a Master of Business Administration degree from the University of Rhode Island. He is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, NACD Director Certified and has a NACD CERT Certificate in Cyber-Security Oversight.

    We believe that Mr. McNally’s qualifications to serve on our Board include his extensive experience as an executive with a major multi-national construction firm and his knowledge and understanding of the construction industry.

David R. Gaboury, 70, Newly Nominated Director

David R. Gaboury currently serves as Board Chair, Lead Director, and Board Member for a number of national companies. In 2019, Mr. Gaboury concluded his CEO and President role, and subsequently his role as Board Chair, for Terracon Consultants, Inc. (“Terracon”), a 5,000+ employee-owned engineering company with 150 offices nationwide. He joined the firm in 1997 as an executive vice president, then as COO and president and then CEO beginning in 2002. During his CEO tenure the firm grew in annual revenue from $75M to $750M, with a ranking of 24th on Engineering News-Record’s List of Top 500 Design Firms. Prior to joining Terracon, he was with Woodward Clyde Group Inc. for 15 years, serving as COO and president of Woodward Clyde Consultants for the last five years.

Mr. Gaboury is now Chair Emeritus at Terracon. He also serves as a member of the Board of Directors of three engineering companies, Smith Seckman Reid, Inc., based in Nashville, TN (11th year, Lead Director) and

RS&H, Inc., based in Jacksonville, FL (9th year, Board Chair). He also serves as a Director of Weston Solutions, Inc. based in Philadelphia. Further, he serves as a board member of a private company named Hall’s Culligan, a 1,000 person B2B and B2C water distribution company that is Culligan’s largest U.S. franchisee.

Mr. Gaboury served in leadership roles and on the board of multiple professional, not-for-profit, and civic organizations. He was Board Chair of the Board of Trustees for Olathe Medical Center, Inc. and a Board Chair of Olathe Medical Services, Inc. He was a member of the Board of Directors of the Construction Industry Round Table and the ACE Mentor Program. Mr. Gaboury is past president of ASFE/The Geoprofessional Business Association (“GBA”) and a member of GBA’s Council of Fellows. His past service also includes a member of ASCE’s Industry Leaders Council; board member of the Olathe, KS Chamber of Commerce and Economic Development Council; and member of the CEO Conference Group.

In 2013, Mr. Gaboury was selected as an Ernst & Young Entrepreneur of the Year award winner for the Central Midwest and as a National Finalist. Mr. Gaboury received a Bachelor of Science degree in Civil Engineering from the University of Massachusetts Amherst, a Master of Science degree in Civil Engineering from the Massachusetts Institute of Technology and is a graduate of Harvard Business School, Advanced Management Program. Mr. Gaboury is also a licensed professional engineer.

    We believe that Mr. Gaboury’s qualifications to serve on our Board include his extensive experience as an executive with a major national consulting engineering firm and his knowledge and understanding of the construction industry.

CLASS B DIRECTOR RETIRING AT THE ANNUAL MEETING

Norbert W. Young, 76, Director since July 2016

Mr. Young’s term will end at the Annual Meeting at which point he will not be re-nominated for an additional term, and he will retire from the Board after nearly eight years of service to the Company. The Board and management of the Company express their sincerest gratitude to Mr. Young for his service on the Board and as Chair of the Compensation Committee. In connection with Mr. Young’s retirement, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has acted to nominate David R. Gaboury as a Class B Director to fill the empty seat on the Board left by Mr. Young’s retirement.

CLASS C DIRECTORS REMAINING IN OFFICE
Terms Expiring at the 2025 Annual Meeting

Gordon G. Pratt, 62, Director since April 2014

Gordon G. Pratt has served as the chairman of the Board since July 2016 and served as a director and held the roles of president, CEO and vice chairman of the board of directors of 1347 Capital from 2014 until the completion of the business combination we consummated in July 2016, whereby we acquired all of the outstanding equity of Limbach Holdings LLC and changed our name to Limbach Holdings, Inc. From March 2014 to June 2016, Mr. Pratt served as Chairman of the Board of 1347 Capital LLC, a private investment advisory firm. Since March 2004, Mr. Pratt has been the Managing Member of Fund Management Group LLC, a private holding company organized in Connecticut and headquartered in Florida. From June 2004 to April 2006, he served as the Senior Vice President, Finance of the Willis Group in New York and London. Prior to the Willis Group, he was an equity holder and Managing Director of Hales Capital Advisors LLC (1999 to 2004) and the co-founder and Managing Partner of Distribution Partners Investment Capital L.P., a private equity fund focused on the insurance industry (1999 to 2010). Mr. Pratt was appointed to the board of directors of Atlas Financial Holdings, Inc. (Nasdaq: AFH), or Atlas, in December 2010, and from January 2011 to July 2020, served as chairman of the board of directors of Atlas (and on the audit and compensation committees). Mr. Pratt previously served as Chairman of the board of directors of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH), or 1347 PIH, until his retirement (from November 2013 to March 2017). Mr. Pratt was a member of 1347 PIH’s audit committee (from December 2013 to August 2015) and was a member of 1347 PIH’s compensation committee (from June 2014 to March 2017). He previously served as Vice Chairman of the board of United Insurance Holdings Corp. (Nasdaq: UIHC) (from September 2008 to March 2012) and as Vice Chairman of the board of privately-held Avalon Risk Management Insurance Agency LLC (from October 2009 to October 2012). Mr. Pratt also served as a member of the board of directors of United Property & Casualty Insurance Company (from September 2008 to March 2012) and as Chairman of the boards of directors for

FMG Acquisition Corp. (OTC: FMGQ) (from May 2007 to September 2008) and of privately-held Risk Enterprise Management Limited (from November 2007 to May 2012). Before joining Hales, Mr. Pratt was a Senior Vice President and a member of the management committee of Conning & Company (1992 to 1999), where he helped to raise and invest capital for three Conning Private Equity funds. He began his career at The Chase Manhattan Bank, N.A. in New York. Mr. Pratt obtained a bachelor’s degree from Cornell University, a Master of Management degree from Northwestern University and a Juris Doctor degree from the University of Miami Law School.

We believe that Mr. Pratt’s qualifications to serve on our Board include his more than 25 years’ experience in insurance company financial statement analysis and assessment; and his experience serving as chairman or vice chairman on the boards of directors of other publicly-traded and privately held insurance enterprises.

Laurel J. Krzeminski, 69, Director since June 2018

Laurel Krzeminski has served as a director of the Company since June 2018. Ms. Krzeminski served as the Chief Financial Officer (“CFO”) of Granite Construction Incorporated (NYSE: GVA) from November 2010 until her retirement in July 2018. Ms. Krzeminski had also served as Granite’s executive vice president since December 2015, senior vice president from January 2013 to December 2015, vice president from July 2008 to December 2012, interim CFO from June 2010 to October 2010 and corporate controller from July 2008 to May 2010. From 1993 to 2007, Ms. Krzeminski held various corporate and operational finance positions with The Gillette Company (acquired by The Procter & Gamble Company in 2005), including finance director for the Duracell and Braun North American business units and director of Gillette’s Sarbanes-Oxley Section 404 Compliance program and as Gillette’s director of corporate financial reporting. Ms. Krzeminski’s experience also includes several years in public accounting with an international accounting firm. Ms. Krzeminski is currently a member of the board of directors of Terracon. She received a B.S. in Business Administration-Accounting from San Diego State University.

We believe that Ms. Krzeminski’s qualifications to serve on our Board include her extensive experience as an executive with a large U.S. construction firm, her accounting and finance expertise and her knowledge and understanding of the construction industry.

CLASS A DIRECTORS REMAINING IN OFFICE
Terms Expiring at the 2026 Annual Meeting of Stockholders

Joshua S. Horowitz, 46, Director since March 2020

Mr. Horowitz is a professional investor with over 22 years of investing experience. Since January 2012, he has served as a portfolio manager and Managing Director at various Palm entities, first with Palm Ventures LLC and currently with Palm Management (US) LLC, where he manages the Palm Global Small Cap Master Fund. He was formerly Director of Research at Berggruen Holdings, a multi-billion dollar family office, and was a research analyst at Crossway Partners LP, a value strategy investment partnership.

In addition to his experience in the financial industry, Mr. Horowitz brings extensive public company board experience. Earlier in his career, he served as a director of The Lincoln General Insurance Company (private) from October 2011 to November 2015, 1347 Capital Corp (Nasdaq: TFSC) from July 2014 to July 2016, and 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) from April 2015 to April 2018. He served as both Director, and ultimately, Interim Chairman of the Board of Directors of Birner Dental Management Services, Inc. (OTC: BDMS) from December 2017 until the Company’s sale to Mid Atlantic Dental Partners in January 2019. At the time of his service, Birner was the only publicly traded dental service organization (DSO) in the country with 67 offices and over 500 employees.

Since December 2023, Mr. Horowitz has served as Chairman of the Board of BK Technologies, Inc. (NYSE: BKTI), a leading critical communications company serving public safety professionals and government agencies. He has served as a Director of Barnwell, Inc. (NYSE:BRN), a holding company with diverse investments in oil and gas assets, since February 2023. In addition, in April 2024, Mr. Horowitz was appointed as a Director of

NeuroMetrix, Inc. (Nasdaq: NURO), a commercial stage healthcare company that develops and commercializes neurotechnology devices to address needs in the chronic pain and diabetes markets.

Mr. Horowitz holds a B.S. in Management from Binghamton University and studied at the Bath School of Management in the United Kingdom.

We believe Mr. Horowitz’s qualifications to serve on our Board include his executive management experience with Palm Management (US) LLC, his background in investment management, corporate strategy, governance, Board level consensus building, investor communications, and his extensive experience serving on the boards of both private and publicly traded companies.

Linda G. Alvarado, 72, Director since August 2021

Linda G. Alvarado brings a wealth of experience in the construction industry, most notably as a founder, President and CEO of Alvarado Construction, Inc., a commercial general contractor, development, design/build, and construction management company in the United States and internationally. Ms. Alvarado is also an owner of the Colorado Rockies Major League Baseball Club, as well as the President of Palo Alto, Inc., and the Alvarado Restaurant Entities which owns and operates YUM! Brands restaurants in multiple states. Previously, Ms. Alvarado served as a director of several public companies in diverse industries, including 3M, Cypress AMAX Minerals, Lennox International, Pitney Bowes, Pepsi Bottling Group, Qwest Communications International, and the United Banks of Colorado.

In addition to her career experience, Ms. Alvarado was named by Hispanic Business Magazine and Latino Leaders Magazine as One of the Most Influential Hispanics in America and voted by viewers as “The Most Inspiring Latino in America” for the American Latino Television Awards. She was also featured in the 2016 and 2017 Georgia Pacific Company BRAWNY Media Campaign Celebrating Woman’s History Month. Along with U.S. Attorney General Janet Reno and Maya Angelou, Ms. Alvarado was presented the Sara Lee Corporation Frontrunner award for exemplary achievements and leadership. She was a founding member and past Chairman of the Denver Hispanic Chamber of Commerce and a Presidential Appointee as a Commissioner of the White House Initiative for Hispanic Excellence in Education. Ms. Alvarado is actively involved in supporting many charitable organizations and is also one of the founding trustees of the Colorado Latino Community Foundation, the Rose Community Foundation, and the Taco Bell Foundation.

We believe Ms. Alvarado brings to the Board of Directors her significant management and operational experience as a principal of several diverse business enterprises, as well as an understanding of finance, strategic growth planning, capital allocation, marketing, workforce and human resources issues. Ms. Alvarado’s experience as a member of other public company boards of directors contributes to her understanding of corporate governance, regulatory compliance, financial matters, and public company issues in the building and construction sector.

Executive Officers

Our current executive officers are as follows:

Name	Age	Title
Michael M. McCann	42	President, Chief Executive Officer and Director
Jayme L. Brooks	53	Executive Vice President and Chief Financial Officer
Jay A. Sharp	58	President of Limbach
Nicholas S. Angerosa	47	President of Harper Limbach

On January 17, 2023, the Company announced its planned transition succession, pursuant to which Charles Bacon, III stepped down as President and CEO on March 28, 2023, and Mr. McCann, the Company’s former Executive Vice President and COO, was appointed President and CEO. In connection with the announcement of the transition succession plan, Mr. Bacon retired as a Class A member of the Board at the Company’s 2023 Annual Meeting. The Board of the Company also voted to increase the Board to eight members and appointed Mr. McCann to fill such vacancy as a Class B member of the Board.

In conjunction with the planned transition succession noted above, Jay A. Sharp was promoted to the position of President of certain entities, including: Limbach Company LLC, Limbach Company LP, Jake Marshall LLC and Limbach Facility & Project Solutions LLC. In addition, Nicholas S. Angerosa continued as President of Harper Limbach LLC (“Harper Limbach”), a Florida-based subsidiary of the Company, and was elevated to join the senior management team.

The following is biographical information of our executive officers:

Michael M. McCann

Information concerning Mr. McCann is set forth above under “Directors and Executive Officers.”

Jayme L. Brooks

Jayme L. Brooks has served as the Executive Vice President and CFO of the Company, since October 2019. Ms. Brooks served as Executive Vice President and CFO of Capstone Turbine Corporation, a publicly traded manufacturer of microturbine energy systems, from April 2019 until September 2019, and as its CFO and Chief Accounting Officer from April 2015 to April 2019. Previously, Ms. Books also served as Vice President of Financial Planning and Analysis, Interim Chief Accounting Officer and Director of Financial Reporting of Capstone Turbine Corporation. Previously, she served as Vice President and Controller of Computer Patent Annuities North America LLC, a company providing solutions for intellectual property management, including renewal services, software tools and portfolio management. Ms. Brooks holds a Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara and a Master of Business Administration degree from the Fuqua School of Business at Duke University. Ms. Brooks is a Certified Public Accountant (active) licensed in California.

Jay A. Sharp

Jay A. Sharp has served as President of certain Limbach entities, including: Limbach Company LLC, Limbach Company LP, Jake Marshall LLC and Limbach Facility & Project Solutions LLC since January 2023. Prior to his appointment as President to certain of the Company’s entities, Mr. Sharp served as the Company’s Executive Vice President, Regional Manager since March 2020, in which he had oversight for the Midwest region of the Company. Mr. Sharp also ran the Company’s Ohio business unit from August 2005 to March 2020 and served in various capacities at Limbach from 1990 to 2006. Mr. Sharp received his bachelor’s degree in 1988 from Messiah College through a partnership with Temple University in Philadelphia, PA, and completed Columbia University’s Senior Executive Management program in 2013. Mr. Sharp has played an active role in the construction industry serving on the board of MCACO Board of Directors and has been a Labor Management Trustee for Local 24 from 2011 through 2021.

Nicholas S. Angerosa

Nicholas S. Angerosa has served as President of Harper Limbach since July 2020, which includes the following entities: Harper Limbach LLC and Harper Limbach Construction LLC. Prior to his appointment as President of Harper Limbach, Mr. Angerosa served as the Company’s Senior Vice President and Branch Manager from May 2018 to July 2020, in which he oversaw the Tampa business unit. Before joining Harper Limbach, Mr. Angerosa worked as a Project Manager and Division Manager with The Poole & Kent Company of Florida, a specialty mechanical and general contractor, from October 1996 to May 2012.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Pursuant to Nasdaq listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Consistent with this requirement, based on the review and recommendation of our Nominating and Corporate Governance Committee, our Board reviewed the relevant identified transactions or relationships between each of our directors, or any of their family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Messrs. McNally, Pratt, Young and Horowitz and Mmes. Krzeminski and Alvarado meets the standards of independence under the applicable Nasdaq listing standards. In making this determination, our Board found all of our directors (other than Mr. McCann, our President and CEO) to be free of any relationship that would impair his or her individual exercise of independent judgment with regard to us. Our Board has also determined that each member of its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Capital Markets Committee (the “Finance Committee”) is independent under Nasdaq Rule 5605(a)(2).

As part of the independence evaluation and determination, the Nominating and Corporate Governance
Committee considered Mr. Pratt’s cashless exercise of a warrant to purchase 100,000 shares of our common for
$15.00 per share that was issued in July 2014 and due to expire in July 2023 (the “$15 Exercise Price Warrant”) and resulted in our withholding of 70,939 of the warrant shares to pay the exercise price, and issuing to Mr. Pratt the remaining 29,061 shares (the “Cashless Exercise”). Our Board determined that the Cashless Exercise fell below the relevant thresholds under the applicable Nasdaq listing standards and that the Cashless Exercise did not qualify as related party transactions as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended,
(the “Securities Act”) and the Exchange Act.

Board Leadership Structure

Our Board believes it is important to maintain flexibility as to the Board’s leadership structure, but supports maintaining a non-management director in a leadership role at all times, whether as non-executive Chairman or Lead Director. Under our current structure, Mr. Pratt serves as non-executive Chairman and as such we do not have a Lead Director. As Chairman of our Board, Mr. Pratt has the authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board.

We believe that separation of the positions of Chairman and President and CEO reinforces the independence of the Board in its oversight of our business and affairs and is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders.

Effective as of the closing of the Annual Meeting, the Board has, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, acted to elect Mr. Horowitz as the Chairperson of the Board. In addition, in connection with this election as Chairperson, Mr. Pratt has been elected to the newly created role of Chairman Emeritus and will continue to serve as a Class C member of the Board. Mr. Pratt’s role as Chairman Emeritus has been established in accordance with Section 6.1 of the Company’s Amended and Restated Bylaws and a resolution of the Board. Mr. Pratt is transitioning to the role of Chairman Emeritus after nearly eight years in the role of Chairman of the Board. The Board and management of the Corporation express their sincerest gratitude to Mr. Pratt for his leadership and for his tremendous contributions as the Chairman of the Board.

Role of the Board in Risk Oversight

Our Board of Directors has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board of Directors to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, and reputational risk. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their respective areas of focus, as follows:

•Our Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures and cybersecurity risks, and oversees the steps management has taken to monitor and control those exposures. For more information regarding oversight of cybersecurity risks, see Item 1C in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 13, 2024.
•Our Compensation Committee, together with its independent compensation consultant, Compensation Advisory Partners (“CAP”), assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
•The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

Each of these Committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its Committees to perform their respective risk oversight roles, individual members of management who supervise the Company’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with the Board and its Committees.
The Board believes that open and constructive communication between management and the Board is essential for effective risk management and oversight. Members of the Company’s senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

Board Diversity
In accordance with Nasdaq’s Board Diversity Rules, the following Board Diversity Matrix highlights the composition of the Company’s Board, which is based on voluntary self-identification. Each of the categories listed in the table has the meaning provided in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 23, 2024)
Total number of Directors	7

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	5	—	—

Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities
LGBTQ+	—
Did Not Disclose Demographic Background	—

Meetings of the Board of Directors
Our business, property and affairs are managed under the supervision of our Board. Members of our Board are kept informed of our business through discussions with our President and CEO and other officers and employees, by reviewing materials provided to them during visits to our offices and by participating in meetings of the Board and its committees.
The full Board held sixteen meetings in 2023. The standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Finance Committee. It has been determined that the Executive Committee of the Board will be disbanded effective as of the close of the Annual Meeting. This measure is being taken given the relative size of the overall Board (i.e., only a seven member Board) and due to the fact that the Executive Committee has not needed to convene or meet at any point in 2023. Additionally, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, has determined that the Finance Committee will similarly be disbanded as of the close of the Annual Meeting. Certain of the standing responsibilities of the Finance Committee will be assumed by the full Board and certain responsibilities may also be delegated to the Audit Committee. This measure is being undertaken to reflect the Board’s judgment on how best to provide oversight for the Company given the Company’s growth and changing business model. The charter for each of our standing Board committees is posted on our website at www.limbachinc.com under “Investors — Corporate Governance.” Each director attended 75% or more of the meetings of the full Board and the total number of meetings held by all Board committees on which they served. Our Board is also encouraged to attend our annual meetings of stockholders. Six of our current directors attended our 2023 Annual Meeting. The Board also has regularly scheduled executive sessions at which only independent directors are present.
The following table provides membership information for 2023 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee(1)	Finance Committee(2)
Michael M. McCann(3)					X
Charles A. Bacon, III(4)					X
Gordon G. Pratt, Board Chair		X	X
Michael F. McNally#	X	X	X*	X
Norbert W. Young(5)		X*		X*
Laurel J. Krzeminski	X*			X	X
Joshua S. Horowitz	X	X			X*
Linda G. Alvarado^			X		X
____________________
*    Committee Chair
#    If elected as a Class B director of the Company at the Annual Meeting, Mr. McNally will, effective as of the close of the Annual Meeting, become Chair of the Compensation Committee.
^    Ms. Alvarado will, effective as of the close of the Annual Meeting, become Chair of the Nominating and Corporate Governance Committee.

(1)    The Executive Committee will be disbanded effective as of the close of the Annual Meeting.
(2)    The Finance Committee will be disbanded effective as of the close of the Annual Meeting.
(3)    Mr. McCann was appointed as a member of the Finance Committee on June 22, 2023.
(4)    Mr. Bacon served as a member of the Finance Committee until June 22, 2023.
(5)    As noted above, Mr. Young’s term will end at the Annual Meeting at which point he will not be re-nominated for an additional term, and he will retire from the Board after nearly eight years of service to the Company.

Below is a description of each committee of our Board.

Audit Committee

Each member of the Audit Committee is financially literate and our Board has determined that Laurel J. Krzeminski qualifies as an “audit committee financial expert” as defined in applicable SEC rules because she meets the requirements for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our Audit Committee include, among other things:

•reviews with management and the Company’s independent auditor the Company’s annual and quarterly financial statements and recommends to the Board whether such financial statements should be included in the Company’s periodic reports filed with the SEC;
•reviewing analyses prepared by management or the independent auditor concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•discussing with management major risk assessment and financial management risk policies that could impact the financial reporting of the Company, including with respect to assessment and management of data security and cybersecurity risks;
•report to the Board on the Audit Committee’s activities on a regular basis;
•monitoring the independence of the independent auditor;
•assuring the regular rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit required by law;
•exercises oversight of related-party transactions;
•pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•appointing or replacing (subject to stockholder ratification, if deemed advisable by the Board) the independent auditor;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and
•perform such other activities consistent with the Audit Committee Charter, the Company’s Certificate of Incorporation and governing law as the Audit Committee deems necessary or as the Board may direct.

There were five meetings of the Audit Committee in 2023 and its members attended all meetings of the Audit Committee either in-person or telephonically.

Compensation Committee

The Compensation Committee is responsible for overseeing matters relating to compensation of our CEO and other executive officers and employees, including the administration of incentive-based and equity-based compensation plans. The functions of our Compensation Committee include, among other things:

•reviewing and advising the Board regarding our compensation philosophies and policies;
•review and approve the performance measures and the performance goals for senior leadership team members (the “SLT”) who participate in our compensation plans and review the performance results under such measures and goals;
•determine and approve the compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites) of the CEO as required by the Nasdaq rules and the other SLT members;
•review and make recommendations to the Board regarding non-employee director compensation
•make recommendations to the Board regarding the establishment and terms of the Company’s incentive compensation plans and administer such plans;
•approve grants of equity awards to all SLT members and directors under the Company’s equity compensation plans;
•approve grants of equity awards to all other eligible individuals under the Company’s equity compensation plans, subject to and in accordance with the terms of such plans and such procedures or guidelines with respect to the grant of equity awards as may be adopted from time to time by the Board.

•review and approve compensation-related matters outside the ordinary course, including, but not limited to, as it relates to the SLT’s employment agreements, severance or change-in-control plans or arrangements, similar such arrangements and all material amendments thereto;
•monitor and assess risks associated with the Company’s compensation policies and consult with management regarding such risks;
•report to the Board on the Compensation Committee’s activities on a regular basis;
•review and discuss the Compensation Discussion and Analysis (the “CD&A”) if required to be included in our proxy statement and annual report on Form 10-K by the rules and regulations of the SEC with management, and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included;
•monitor our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits;
•oversee our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and the requirement under the Nasdaq rules that, with limited exceptions, stockholders approve equity compensation plans. Assess the results of the Company’s advisory votes on executive compensation as the Compensation Committee determines appropriate;
•if required, produce the annual Compensation Committee Report for inclusion in our proxy statement in compliance with the rules and regulations promulgated by the SEC;
•administer any clawback policy of the Company related to compensation clawbacks, including any such policy designed to comply with Section 10D of the Exchange Act and any other related policies;
•periodically review, as necessary, advisable or appropriate, policies or procedures regarding the clawback or recoupment of incentive compensation that applies to the SLT. The Compensation Committee will also have the authority to act on any clawback policy or similar right of the Company regardless of where such right is contained where the Compensation Committee has specifically been designated from time to time as having such authority;
•coordinate and work with the Nominating and Corporate Governance Committee of the Board to implement compensation matters and compensation changes that support and align with the human capital management strategies, initiatives and actions as have been overseen by the Nominating and Corporate Governance Committee or the Board; and
•perform such other activities consistent with the Compensation Committee Charter, the Company’s Certificate of Incorporation and governing law as the Compensation Committee deems necessary or as the Board may direct.

There were six meetings of the Compensation Committee in 2023 and its members attended all meetings of the Compensation Committee either in-person or telephonically.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board and to assist the Board in developing and ensuring compliance with the Company’s foundational and corporate governance documents. The functions of our Nominating and Corporate Governance Committee include, among other things:

•identify, selecting candidates and recommending to the Board individuals qualified and suitable to serve as directors of the Company;
•make recommendations regarding the size, structure and composition of the Board and its committees;
•oversee, review and periodically recommend matters concerning the Company’s corporate governance policies and stockholder engagement;
•report to the Board on the Nominating and Corporate Governance Committee’s activities on a regular basis;
•review our policies and programs concerning corporate social responsibility, including any policies related to environmental, social and corporate governance;
•provide Board oversight on our human capital management;
•overseeing the Board evaluation process;

•perform such other activities consistent with the Nominating and Corporate Governance Committee Charter, the Company’s Certificate of Incorporation and governing law as the Nominating and Corporate Governance Committee deems necessary or as the Board may direct.

There were four meetings of the Nominating and Corporate Governance Committee in 2023 and its members attended all meetings of the Nominating and Corporate Governance Committee either in-person or telephonically.

Executive Committee

The Executive Committee is responsible for providing an efficient means of considering matters that arise between regularly scheduled Board meetings and are such that they (i) require prompt attention or (ii) are deemed appropriate by the members of the Executive Committee for consideration on behalf of the Board, including the preliminary screening, discussion and in-depth deliberation of matters that are or may be brought before the full Board for approval. The members of the Executive Committee are each of the chairpersons of the other standing committees. The Executive Committee may exercise all of the powers and authority of the Board in the oversight of management of the business and affairs of the Company, except for:

•amending the Company’s Certificate of Incorporation and Amended and Restated Bylaws;
•filling vacancies on the Board;
•amending the charter of any committee of the Board;
•adopting an agreement or plan of merger or consolidation;
•recommending to the stockholders of the Company the sale, lease or exchange of all, or substantially all, of the assets of the Company;
•recommending to the stockholders of the Company a dissolution of the Company or a revocation of a dissolution;
•declaring a dividend;
•acting on any matters where the Executive Committee is prohibited from acting by law or the
Marketplace Rules of the Nasdaq Stock Market LLC or rules of any other exchange on which the
Company’s securities are then traded; or
•authorizing the issuance of Company stock or other Company securities.

There were no meetings of the Executive Committee held in 2023. It has been determined that the Executive Committee of the Board will be disbanded effective as of the close of the Annual Meeting. This measure is being taken given the relative size of the overall Board (i.e., only a seven member Board) and due to the fact that the Executive Committee has not needed to convene or meet at any point in 2023.

Finance Committee

The Finance Committee is responsible for overseeing the capital allocation of the Company including corporate investment and financing transactions. The functions of our Finance Committee include, among other things:

•reviewing and approving on behalf of the Board certain non-binding letters of intent or indications of interest for proposed merger, acquisitions or similar acquisition transactions;
•reviewing and recommending for approval by the Board proposed mergers, acquisitions and business divestitures;
•reviewing and recommending for approval by the Board proposed capital market transactions and other financing arrangements;
•reviewing and recommending for approval by the Board the capital plan of the Company, including any plans for repurchasing shares of the Company’s common stock, stock issuance, activity with regards to existing warrants, if any, dividends or proposed dividends;
•reviewing banking relationships, lines of credit, loan arrangements and borrowing facilities in a Board oversight capacity;
•report to the Board on the Finance Committee’s activities on a regular basis;
•     reviewing surety bond relationships and matters related to the Company’s bonding requirements;
•reviewing and recommending for approval by the Board of proposed capital expenditures, lease commitments and asset disposals not previously approved by the Board as part of the annual plan;

•reviewing, and when necessary recommend changes to, the capital structure of the Company, including the amount, maturity and composition of total debt; reviewing the terms and interest rates of individual issuances of long-term debt; and approve, subject to Board delegations, borrowing resolutions authorizing management to issue long-term debt in accordance with the capital structure directives of the Board;
•    reviewing and overseeing matters related to the Company’s cash plan;
•     reviewing the Company’s capital allocation and return on invested capital;
•    taking any action that is necessary or required under any investment policy that the Company has in place; and
•perform such other activities consistent with the Finance Committee Charter, the Company’s Certificate of Incorporation and governing law as the Finance Committee deems necessary or as the Board may direct.

There were four meetings of the Finance Committee in 2023 and its members attended all meetings of the Finance Committee either in-person or telephonically. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has determined that the Finance Committee will similarly be disbanded as of the close of the Annual Meeting. Certain of the standing responsibilities of the Finance Committee will be assumed by the full Board and certain responsibilities may also be delegated to the Audit Committee. This measure is being undertaken to reflect the Board’s judgment on how best to provide oversight for the Company given the Company’s growth and changing business model.

Director Nominations

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and CEO and the Chair of the Nominating and Corporate Governance Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Nominating and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommend a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach. The general criteria the Nominating and Corporate Governance Committee considers important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all of the Company’s stockholders; (vi) compliance with legal and Nasdaq listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, skills, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board among others. The Nominating and Corporate Governance Committee seeks to have a Board that reflects diversity in background, education, business experience, gender, race, ethnicity, culture, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company, and reviews its effectiveness in achieving such diversity when assessing the composition of the Board.

The Nominating and Corporate Governance Committee will consider candidates proposed by stockholders to be potential director nominees. Stockholders wishing to nominate a candidate for consideration by the Nominating and Corporate Governance Committee as a director nominee should provide the name of any recommended candidate, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock to the attention of the General Counsel of the Company at 797 Commonwealth Drive, Warrendale, Pennsylvania 15086, and otherwise follow the Company’s nominating process summarized above under “Questions and Answers about these Proxy Materials and Voting — When are stockholder proposals and director nominations due for next year’s annual meeting?” and more fully described in the Company’s Amended and Restated Bylaws. The Nominating and Corporate Governance Committee’s policy is to evaluate director nominees proposed by stockholders in the same manner that all other director nominees are evaluated.

The Company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Securityholder Communications with the Board

Securityholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our General Counsel at 797 Commonwealth Drive, Warrendale, Pennsylvania 15086. Each communication must set forth:

•the name and address of the securityholder on whose behalf the communication is sent; and
•the number of our shares that are owned beneficially by such securityholder as of the date of the communication.

Each communication will be reviewed by our General Counsel to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our General Counsel to be appropriate for presentation to the Board or such director will be submitted to the Board Chairman, the Board or such director on a periodic basis.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of conduct and ethics is available on our website at www.limbachinc.com under “Investors — Corporate Governance — Code of Conduct and Ethics.”

Employee, Officer and Director Hedging

As part of our insider trading policy, we have certain anti-hedging prohibitions for our officers and directors which prohibits these individuals from engaging in transactions (including, without limitation, prepaid variable forward contracts, equity swaps, collars, units of exchange funds, and other derivatives) that are designed to hedge or offset, or that may reasonably be expected to have the effect of hedging or offsetting, a decrease in the market value of our securities.

Director Compensation

We have adopted a compensation program for non-employee directors. The non-employee director compensation program is intended to fairly compensate each of our non-employee directors with cash and equity compensation for the time and effort necessary to serve as a member of our Board. The table below sets forth the 2023 annual cash compensation for our non-employee Directors.

Role	2023 Annual Cash Compensation
All Non-Employee Directors	$60,000
Chair of the Board	$50,000
Committee Chairs
Audit	$40,000
Finance(1)	$40,000
Nominating and Corporate Governance	$20,000
Compensation	$20,000
Executive(2)	$—
(1)    The Finance Committee will be disbanded effective as of the close of the Annual Meeting with certain of its standing responsibilities being assumed by the full Board and certain other responsibilities being delegated to the Audit Committee.

(2)    The Executive Committee will be disbanded effective as of the close of the Annual Meeting. This measure is being taken given the relative size of the overall Board (i.e., only a seven member Board) and due to the fact that the Executive Committee has not needed to convene or meet at any point in 2023.

In addition to the annual cash compensation, non-employee Directors are eligible to be reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

Equity compensation.

Our non-employee directors are eligible to receive equity-based awards as compensation for their services as directors. Our current non-employee director RSU awards are prorated based on the date the director is either elected or appointed to the board. In January 2023, each of our non-employee directors received equity-based awards as compensation for their services as directors in the form of RSU grants based on a value of $75,000 worth of our common stock. In January 2024, the Compensation Committee approved an increase in the base value of RSU grants for our non-employee directors to $85,000. These RSUs are subject to service-based vesting that vest on a one-year cliff from the date of grant.

The table below provides summary information concerning compensation paid or accrued by us to or on behalf of our non-executive directors for services rendered for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		All Other Compensation ($)	Total ($)
Gordon G. Pratt	110,000	80,317		—	190,317
Laurel J. Krzeminski	100,000	80,317		—	180,317
Joshua S. Horowitz	100,000	80,317		—	180,317
Norbert W. Young	80,000	80,317		—	160,317
Michael F. McNally	80,000	80,317		—	160,317
Linda G. Alvarado	60,000	80,317		—	140,317
Charles A. Bacon, III	10,000	19,498	(2)	—	29,498

(1)    As required by SEC rules, amounts shown present the aggregate grant date fair value of RSU awards granted to our non-employee directors during 2023, calculated in accordance with FASB ASC Topic 718. The grant date fair value was based on the closing price of our common stock, as reported on Nasdaq, on the date of grant, which was $11.63 per share of common stock on January 4, 2023.
(2)    In conjunction with the Company’s planned transition succession, Mr. Bacon continued as a non-employee director of the Board and was compensated $10,000 for his service from March 29, 2023 through the date of the Company’s 2023 Annual Meeting. In addition, on April 30, 2023, Mr. Bacon was granted 1,151 service-based RSU awards in connection with his service as a non-employee director. The grant date fair value was based on the closing price of our common stock, as reported on Nasdaq, which was $16.94 per share of common stock on April 28, 2023.
(3)    As of December 31, 2023, our non-employee directors held unvested RSUs (in shares of common stock) as follows: Mr. Pratt: 7,973; Ms. Krzeminski: 7,973; Mr. Horowitz 7,973; Mr. Young: 7,973; Mr. McNally: 7,973 and Ms. Alvarado: 7,973.

Stock Ownership Guidelines - Non-Employee Directors

During 2023, the Compensation Committee of the Board of Directors recommended to the Board, and the Board unanimously approved, the adoption of certain stock ownership guidelines to further align the financial interests of the Company’s senior level executives and non-employee directors with the interests of the Company’s stockholders and to reinforce the Company’s commitment to sound corporate governance. The guideline for non-employee director stock ownership is three times his or her annual cash compensation, excluding cash compensation received for serving as either the Chair of the Board or as a committee chair. Non-employee directors have five years (effective beginning after the date the guidelines were approved or after joining the Board as a new member)

to achieve the required stock ownership guidelines. This description of the stock ownership guidelines is qualified by their entirety by the stock ownership guidelines themselves.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned or received during the years indicated by each of our named executive officers (“NEOs”) (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name and Principal Position	Year	Salary	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total
Michael M. McCann(4)	2023	$566,436	$—	$613,893	$—	$816,311	$25,200	$2,021,840
President and Chief Executive Officer	2022	$417,500	$—	$384,394	$—	$306,674	$24,200	$1,132,768

Charles A. Bacon, III(5)	2023	$164,227	$—	$1,507,218	$—	$—	$948,633	$2,620,078
Former President and Chief Executive Officer	2022	$650,000	$—	$598,461	$—	$682,081	$12,200	$1,942,742

Jayme L. Brooks	2023	$455,648	$—	$486,411	$—	$453,077	$25,200	$1,420,336
Executive Vice President and Chief Financial Officer	2022	$394,500	$—	$254,250	$—	$248,382	$24,200	$921,332

Jay A. Sharp(6)	2023	$443,069	$—	$344,723	$—	$409,370	$25,200	$1,222,362
President of Limbach

(1) Amounts set forth in this column represent the aggregate grant date fair value of equity awards granted to each named executive officer during 2023, in accordance with Accounting Standards Codification Topic No. 718. The assumptions used in calculating the aggregate grant date fair value of the equity awards reported in this column are set forth in Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2) Amounts set forth in this column reflect the annual cash-based incentive bonuses earned by and paid to our NEOs based on actual performance against key business goals. For 2023 and 2022, the non-equity incentive plan compensation was rewarded for the achievement of certain Company-wide Adjusted EBITDA targets.

(3)    Amounts reflect a $1,000 per month automobile allowance paid to Mr. McCann and Ms. Brooks in both 2023 and 2022, and Mr. Sharp in 2023. In addition, other compensation includes employer match of 401(k) contributions for Mr. McCann of $13,200 and $12,200, Mr. Bacon of $10,311 and $12,200 and Ms. Brooks of $13,200 and $12,200 for 2023 and 2022, respectively, and $13,200 for Mr. Sharp in 2023. The amounts paid by the Company to Mr. McCann, Mr. Bacon, and Ms. Brooks for fiscal year 2022 as employer match of 401(k) contributions have been revised from those disclosed in the Summary Compensation Table in our Definitive Proxy Statement filed in 2023 were overstated by $12,080, $30,168, and $10,132, respectively, and did not reflect the application of an automatic cap that limited such contributions to a maximum of $12,200 to each NEO in fiscal 2022.

(4)    On March 29, 2023, Mr. McCann, the Company’s former Executive Vice President and COO, was appointed President and CEO. All compensation earned by Mr. McCann during 2022 and until March 28, 2023 was solely in his capacity as Executive Vice President and COO.

(5)    The amount reported in the “Stock Awards” column for 2023 includes service-based RSUs with a grant date fair value of $245,951 that were granted to Mr. Bacon on January 4, 2023 and subsequently forfeited on April 30, 2023, in accordance with Mr. Bacon’s Employment Transition Agreement. The amount reported in the “Stock Awards” column for 2023 also includes performance-based RSUs with a fair market value of $491,902 that were granted to Mr. Bacon on January 4, 2023 and the incremental fair value of $769,365 relating to the modification of all unvested performance-based RSUs held by Mr. Bacon at the time of his retirement, in accordance with Mr. Bacon’s Employment Transition Agreement, on April 30, 2023. The Board modified such performance-based RSUs to permit a pro-rata portion of all unvested performance-based RSUs held by Mr. Bacon at the time of his retirement to vest based on actual performance through the applicable performance period, on an “as if, and when”, earned basis.

The amount reported in the “All Other Compensation” column for 2023 includes the following amounts paid to Mr. Bacon in accordance with Mr. Bacon’s Employment Transition Agreement: (i) a base salary continuation in the amount of $524,773; (ii) a cash-based incentive bonus earned by and paid to Mr. Bacon based on actual performance against key business goals and pro-rated for the period of time from and including January 1, 2023 through and including April 30, 2023, in the amount of $346,527; (iii) $22,524 related to accrued and unused vacation time, and (iv) $15,000 reimbursement for his documented fees and expenses of his counsel actually incurred in connection with the review and negotiation of the Employment Transition Agreement. The amount reported in the “All Other Compensation” column for 2023 also includes $10,000 paid to Mr. Bacon and 1,151 service-based RSU awards with a grant date fair value of $19,498 granted to Mr. Bacon for his service as a non-employee director on the Board from April 30, 2023 through the date of the Company’s 2023 Annual Meeting.

(6)    In conjunction with the aforementioned planned transition succession, effective January 17, 2023, Mr. Sharp was promoted to the position of President of certain entities, including: Limbach Company LLC, Limbach Company LP, Jake Marshall LLC and Limbach Facility & Project Solutions LLC. The table above presents Mr. Sharp’s full-year 2023 compensation, including any compensation during the year in which Mr. Sharp was not considered a NEO.

Narrative Disclosure to Summary Compensation Table

This section explains the compensation provided to our NEOs in 2023. We believe we have a straight-forward and transparent executive compensation program that is linked to our strategy and the drivers of long-term stockholder value. Our executive compensation program is based on our pay-for-performance methodology and we use certain performance metrics that are important to our business. To be successful, we need to attract and retain executives and employees who are talented and motivated to grow long-term stockholder value.

There are three central elements to our executive total compensation:

(1) base salary – cash based;
(2) short-term incentives – cash based, and based on percentages of executive base salaries;
(3) long-term incentives – equity-based, comprising of service-based RSUs and performance-based RSUs.

Compensation Determinations

Our Board has delegated to the Compensation Committee the responsibility of administering executive compensation and benefit programs, policies and practices. The Compensation Committee is composed entirely of individuals who are independent directors under the independence standards of the Nasdaq and SEC, including the enhanced independence requirements for compensation committee members. The Compensation Committee may also delegate certain matters to a subcommittee in its discretion. The performance of the management team is reviewed relative to performance measures, and compensation levels for our NEOs are reviewed and approved on an annual basis.

To assist in the compensation setting process, the Committee has engaged CAP, an independent executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. CAP is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or fire CAP and to approve fee arrangements for work performed. The Compensation Committee has authorized CAP to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee. The Compensation Committee annually assesses the independence of CAP and concluded that CAP’s work does not raise any conflict of interest.

In particular, the Compensation Committee retains CAP to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, provide information on new developments related to compensation, assist in selecting the appropriate peer group, prepare a market analysis of target total compensation for the NEOs based on comparable and similarly-sized companies, and furnish its input regarding the compensation and incentives of the CEO and other executives. CAP also performs services related to education of our employees in connection with our Employee Stock Purchase Plan.

The Compensation Committee meets with management and CAP regularly throughout the course of the year. The Compensation Committee reports to the entire Board of Directors at every regularly scheduled Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

Base Salary

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. The Compensation

Committee is responsible for recommending the base salaries for each of the NEOs, consistent with the employment arrangements referenced below. Annual base salaries are paid in cash and the amounts are reviewed annually by the Compensation Committee where upon recommendations of increases are made after such evaluations.

Cash Incentive Arrangements

Our practice is to award cash incentive bonuses for achievement of performance measures linked to our strategy. Short-term incentives are designed to provide pay-for-performance compensation opportunities and are reviewed on an annual basis.
In 2023, our NEOs were provided cash bonuses. The bonus for 2023 was designed to focus our NEOs on driving future growth and profitability. Specifically, this program was designed to reward our NEOs if the Company were to fall within a certain range of pre-determined Adjusted EBITDA amounts, subject to the Company’s standard clawback provisions. Target annual incentive opportunities are expressed as a percentage of base salary, and were established based on the NEO’s level of responsibility and his or her ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. The initial target award bonus percentages for 2023 for Messrs. Bacon and McCann and Ms. Brooks were 100%, 70%, and 60%, respectively. In conjunction with the Company’s planned transition succession for which Mr. McCann was appointed to the position of President and CEO of the Company on March 29, 2023, Mr. McCann’s target award bonus percentage increased from 70% to 100% and pro-rated for the remainder of 2023. The target award bonus percentage for Ms. Brooks was also increased during June 2023 from 60% to 65%. In addition, following his promotion to President of certain Limbach entities, Mr. Sharp’s target award bonus percentage was set at 60%. In accordance with the terms of Mr. Bacon’s Employment Transition Agreement, Mr. Bacon was eligible to receive a pro-rated portion of his 2023 cash bonus for the period from January 1, 2023 through April 30, 2023.

The Company’s cash incentive arrangement with its NEOs could result in cash incentive payments in excess of target award amounts, which is capped at 180% of the executive’s respective target award bonus percentages. The table below details our target incentive opportunity and weight assigned to the performance measure with regard to our 2023 cash incentive arrangement.

Adjusted EBITDA Measure	Weighting = 100%
	Performance Goal	Payout % of Incentive Target(1)
	< $25.9 million	—%
	$25.9 million to $37.0 million	25% - 100%
	> $37.0 million to $51.8 million	100% - 180%
(1)    Amounts interpolated, as appropriate.

The calculation to determine the Company’s cash incentive payout for its NEOs in 2023 was as follows:

(1)    As described above, the target award bonus percentage for Mr. McCann for 2023 was pro-rated based on certain mid-year increases. In addition, the target bonus percentages for 2023 for Ms. Brooks and Mr. Sharp were 65% and 60% of their respective base salaries.

(2) The Company’s 2023 Adjusted EBITDA was $46.8 million, which resulted in an award percentage of 152.98%. Refer to Annex A for a reconciliation of the Company’s non-GAAP financial measures included in this Proxy Statement.

(3) Refer to the Summary Compensation Table for detail on the Company’s NEOs base salary for 2023.

Restricted Stock Unit Grants Under the Limbach Holdings, Inc. Omnibus Incentive Plan

The Company maintains the Limbach Holdings, Inc. Amended and Restated Omnibus Incentive Plan, as then amended (the “Omnibus Plan”), pursuant to which the Company may grant equity awards. The principal purposes of the Omnibus Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants;

and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. As noted in the Outstanding Equity Awards at 2023 Year-End table below, in 2023, the Company made grants of service-based and performance-based RSUs to its named executive officers.

In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs, based on information provided annually by, and in consultation with CAP, the Company’s independent compensation consultant. This information includes share utilization and annual grant levels. The Compensation Committee determines the appropriate award to each NEO by assessing equity incentive awards made to officers of comparable companies and other factors it deems relevant.

Long-term incentive awards are designed to keep senior executives focused on the execution of longer-term financial and strategic growth goals that drive stockholder value creation, as well as support the Company’s leadership retention strategy. In furtherance of these goals, the Compensation Committee determined that equity-based compensation for 2023 should be comprised of a mix of performance-based RSUs and service-based RSUs. At the beginning of 2023, Messrs. Bacon, McCann, Sharp and Ms. Brooks were granted certain target long-term incentive awards in the form of service-based and performance-based RSUs. The target long-term incentive awards were granted at 100% of their then current base salary for Messrs. Bacon, McCann and Ms. Brooks and 50% for Mr. Sharp, of which two-thirds were comprised of performance-based RSUs and one-third service-based RSUs. The service-based RSUs vest in annual increments of 33.33% over three years on each anniversary of the date of grant and the performance-based RSUs vest fully at the end of the three-year performance period. As a result of the Company’s planned transition succession, in accordance with Mr. Bacon’s Employment Transition Agreement, all unvested service-based RSUs held by Mr. Bacon as of April 30, 2023 were forfeited under the Company’s Omnibus Plan. In addition, in accordance with Mr. Bacon’s Employment Transition Letter, Mr. Bacon was awarded performance-based RSUs on January 4, 2023 that were modified on April 30, 2023 to allow for a pro-rata portion of all unvested performance-based RSUs held by Mr. Bacon at the time of his retirement to remain eligible to vest based on actual performance through the entire performance period, on an “as if, and when”, earned basis. In addition, in conjunction with Mr. Sharp’s promotion to the position of President of certain entities, his target long-term incentive award percentage increased from 50% to 70% of his base salary.

Stock Ownership Guidelines - Executives

During 2023, the Compensation Committee of the Board of Directors recommended to the Board, and the Board unanimously approved, the adoption of certain stock ownership guidelines to further align the financial interests of the Company’s senior level executives and non-employee directors with the interests of the Company’s stockholders and to reinforce the Company’s commitment to sound corporate governance. The guidelines for executive stock ownership is three times the annual base salary for the Company’s CEO and one times their annual base salary for all other senior level executives of the Company. The Company’s executives have five years (effective beginning after the date the guidelines were approved or after joining the executive team or after being promoted to the executive team) to achieve the required stock ownership guidelines. This description of the stock ownership guidelines is qualified by their entirety by the stock ownership guidelines themselves.

Employment, Severance, Change in Control or Other Arrangements with Our Named Executive Officers

We entered into a written employment agreement with Mr. Bacon setting forth the terms and conditions of his employment, which was modified by his Employment Transition Agreement as described below. In addition, Mr. McCann has executed an offer and a promotion letter, Ms. Brooks has executed an offer letter and Mr. Sharp has executed a promotion letter, which all set forth the terms of their respective employment. Regardless of the manner in which a named executive officer’s service terminates, each of the Company’s named executive officers is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of the Company’s named executive officers is eligible to receive certain benefits pursuant to the Omnibus Plan or his or her agreement with the Company as summarized below.

Employment Agreement with Charles A. Bacon, III, as Modified by the Employment Transition Agreement

We had an employment agreement, dated March 23, 2016, with Mr. Bacon that provided that his annual base salary may be increased annually by the Board. Mr. Bacon was entitled, upon achieving certain performance goals to be determined by the Board, to an annual bonus in an amount determined by the Board not to exceed 100% of Mr. Bacon’s base salary. Mr. Bacon was additionally entitled to certain severance benefits pursuant to this employment agreement, the terms of which are described under the heading “Potential Payments Upon Termination or Change in Control.” In connection with the announced transition succession, on January 17, 2023, Limbach Facility Services LLC and the Company entered into an employment transition agreement with Mr. Bacon (the “Employment Transition Agreement”), pursuant to which Mr. Bacon continued in his role as President and CEO of the Company until March 28, 2023 and commencing on March 29, 2023 he began service as a special advisor to the Company. Mr. Bacon served as a special advisor until April 30, 2023 (the “Termination Date”). After the Termination Date, Mr. Bacon continued to serve as a member of the Company’s Board until the Company's 2023 Annual Meeting, at which time he retired from the Board. For his service on the Company’s Board of Directors in May and June, Mr. Bacon was compensated at a rate of $5,000 per month and received an equivalent of 575.5 shares of common stock time-based RSU awards per month of Board service, all of which vested on the date of the 2023 Annual Meeting.

Upon the termination of Mr. Bacon’s employment (i) at April 30, 2023 and subject to Mr. Bacon’s continued employment through April 30, 2023 in accordance with the Employment Transition Agreement, (ii) due to Mr. Bacon’s death or disability, (iii) by the Company without cause or (iv) by Mr. Bacon for good reason; (y) Mr. Bacon’s execution of a release within 21 calendar days following the Termination Date, and the non-revocation of such release during the seven-day period following execution of such release (the “Release Conditions”); and (z) Mr. Bacon’s compliance in all material respects with his employment agreement and the Employment Transition Agreement, Mr. Bacon became entitled to the following rights and employment termination benefits:

•A pro-rata portion of any performance-based RSUs that are held by Mr. Bacon and are outstanding shall remain eligible to vest based on actual performance through the performance period, on an “as if, and when,” earned basis;
•An annual base salary continuation of $689,0000, payable in accordance with the Company’s normal payroll practice for a one-year period beginning on the first payroll after the date the Release Conditions are met;
•No later than March 15, 2024, the Company will pay to Mr. Bacon a pro-rata bonus related to his 2023 short-term incentive plan, based on the Company’s actual performance and pro-rated for the period of time from and including January 1, 2023 through and including the Termination Date;
•Continuation of certain health plans for a period of 12 months following the Termination Date, and eligibility for COBRA thereafter; and
•The Company’s agreement to cooperate and seek continuation of certain other benefits for Mr. Bacon as more fully set forth in the Employment Transition Agreement.

In addition, Mr. Bacon was entitled to receive certain accrued benefits payable, including accrued and unused vacation, after the Termination Date, less applicable tax withholding. Mr. Bacon also receives continued director and officer insurance coverage and indemnification as was originally provided for in his employment agreement. The Employment Transition Agreement also provides for customary covenants, including a non-disparagement clause. The Employment Transition Agreement modifies certain aspects of Mr. Bacon’s employment agreement as more fully set forth in the Employment Transition Agreement. Mr. Bacon also was reimbursed $15,000 for his documented fees and expenses of his counsel actually incurred in connection with the review and negotiation of the Employment Transition Agreement.

Promotion Letters of Michael M. McCann

As disclosed previously, Mr. McCann has a promotion letter dated November 15, 2019 that provided for, among other things, a base salary amount and a target bonus of his base salary, as may be adjusted by the Committee. Mr. McCann also receives long-term equity-based incentives under the Company’s Omnibus Incentive Plan, as determined by the Committee. Mr. McCann also receives a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters.

On January 17, 2023, Mr. McCann accepted a promotion letter with the Company in which he was promoted to President and CEO, which became effective on March 29, 2023. Amongst the changes accepted from his former promotion letter, Mr. McCann will receive an annual base salary of $600,000 and is now eligible to receive an annual bonus based upon his performance and the Company’s operating results during each year, of up to 100% of his then current base salary and based upon achievement of objectives to be mutually agreed upon. The achievement of goals and milestones will be determined in the sole discretion of the Board or a Compensation Committee of the Board. Mr. McCann is also entitled to receive a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters under his second promotion letter.

If Mr. McCann’s employment is terminated for reasons other than his resignation, death, disability or good cause, before or after a change in control, or he resigns for good reason as of, within twelve months following a change in control, he would be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination, (ii) a prorated portion of any annual incentive plan payment earned during that year, (iii) severance payments equal to continued

payment of his base salary and all health benefits for twelve months and (iv) acceleration of any unvested awards outstanding on the date of the change in control.

Offer Letter for Jayme L. Brooks

Pursuant to the terms of an offer letter dated September 29, 2019, Ms. Brooks entered into employment as an Executive Vice President and CFO. The terms of the offer letter provides for, among other things, a base salary amount and a target bonus of her base salary, as may be adjusted by the Committee. Ms. Brooks also receives long-term equity-based incentives under the Company’s Omnibus Incentive Plan, as determined by the Committee. During 2023, Ms. Brooks had a base salary of $433,950, which was increased to $477,345 on June 30, 2023, and was eligible to receive an annual bonus based upon her performance and the Company’s operating results during each year, of up to 65% (increase from 60%) of her then current base salary and based upon achievement of objectives to be mutually agreed upon. The achievement of goals and milestones will be determined in the sole discretion of the Board or a Compensation Committee of the Board. Ms. Brooks also receives a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters. If Ms. Brooks’ employment is terminated for reasons other than her resignation, death, disability or good cause, before or after a change in control, or she resigns for good reason as of, or within twelve months following, a change in control, she would be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination, (ii) a prorated portion of any annual incentive plan payment earned during that year, (iii) severance payments equal to continued payment of her base salary and all health benefits for twelve months and (iv) acceleration of any unvested awards outstanding on the date of the change in control.

Promotion Letters of Jay A. Sharp

In conjunction with the Company’s planned transition succession, Mr. Sharp accepted a promotion letter with the Company in which he was promoted to President of certain of the Company’s entities, which became effective on January 17, 2023. Pursuant to the terms of his promotion letter, Mr. Sharp will receive an annual base salary of $446,000 and is entitled to receive an annual bonus based upon his performance and the Company’s operating results during each year, of up to 60% of his current base salary and based upon achievement of objectives to be mutually agreed upon. The achievement of goals and milestones will be determined in the sole discretion of the Board or a Compensation Committee of the Board. On January 17, 2023, Mr. Sharp also received an award under the Company’s Omnibus Plan with an aggregate grant date value equal to $121,400, which provided for 1/3 of the shares represented by such award to be subject to a service-based RSU vesting condition and 2/3 of the shares represented by such award to be subject to certain performance-based RSU vesting conditions. Mr. Sharp is also entitled to receive a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters under his promotion letter. If Mr. Sharp’s employment is terminated for reasons other than his resignation, death, disability or good cause, before or after a change in control, or he resigns for good reason as of, within twelve months following a change in control, he would be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination, (ii) a prorated portion of any annual incentive plan payment earned during that year, (iii) severance payments equal to continued payment of his base salary and all health benefits for twelve months and (iv) acceleration of any unvested awards outstanding on the date of the change in control.

Equity Awards

Only if RSUs are properly assumed or substituted will all RSUs be treated as being fully vested (for performance-based RSUs, vesting shall be based on actual performance) upon the effective date of a Change in Control.

Outstanding Equity Awards at 2023 Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our named executive officers as of December 31, 2023.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock that have not vested (#)(2)	Market Value of Shares or Units of Stock that have not vested(3) ($)	Equity Incentive Plan Awards number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan Awards market or payout value of unearned shares, units or other rights that have not vested(3) ($)
Michael M. McCann	1/1/2021	3,889	176,833	31,340	1,425,030
	1/1/2022	10,980	499,261	—	—
	3/30/2022	—	—	32,939	1,497,736
	1/4/2023	14,096	640,945	28,192	1,281,890
	1/17/2023	3,240	147,323	6,480	294,646
Charles A. Bacon, III(5)	4/30/2023	—	—	24,446	1,111,571
	4/30/2023	—	—	22,564	1,025,985
	4/30/2023	—	—	4,653	211,572
Jayme L. Brooks	1/1/2021	3,334	151,597	26,864	1,221,506
	1/1/2022	7,262	330,203	—	—
	3/30/2022	—	—	21,787	990,655
	1/4/2023	13,320	605,660	26,639	1,211,275
	6/30/2023	292	13,277	585	26,600
Jay A. Sharp	1/1/2021	2,667	121,268	21,491	977,196
	1/1/2022	4,602	209,253	—	—
	3/30/2022	—	—	13,807	627,804
	1/4/2023	5,856	266,272	11,713	532,590
	1/17/2023	3,726	169,421	7,452	338,842

(1)    An additional column showing the grant dates of certain service-based and performance-based incentive awards has been included for a better understanding.

(2)    These RSUs are subject to service-based vesting conditions that vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment through each vesting date.

(3)    These amounts are based on the market value of the Company’s Common Stock on December 29, 2023, which was $45.47 per share. In accordance with applicable SEC rules, the RSUs that vest based on the achievement of financial performance-based conditions (as noted below) are reported at the threshold level of performance in the table (representing 100% of the target level of performance shown for each individual award).

(4) These RSUs are subject to financial performance-based vesting conditions over a three-year period commencing on the grant date. For performance-based awards granted on January 1, 2021, a performance factor of 134.32% was applied as a result of the level of achievement. For all other performance-based awards shown in the table above, the amounts shown reflect the pay-out of performance based shares based upon achievement of a 100% level of performance.

(5)    Represents performance-based RSUs granted to Mr. Bacon that were modified on April 30, 2023 to permit an amount equal to a pro-rata portion of all unvested performance-based RSUs held by Mr. Bacon at the time of his retirement (for performance-based awards granted in 2021, 2022 and 2023) to vest based on actual performance through the applicable performance period, on an “as if, and when”, earned basis.

Pay vs. Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provide the following disclosure regarding executive Compensation Actually Paid and certain performance measures required for Smaller Reporting Companies. The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, along with the financial information required for each fiscal year:

Year	Summary Compensation Table Total for CEO (McCann)(1)	Summary Compensation Table Total for CEO (Bacon)(1)	Compensation Actually Paid to CEO (McCann)(2)	Compensation Actually Paid to CEO (Bacon)(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Value of Initial Fixed $100 Investment Based On Total Stockholder Return(5)	GAAP Net Income (thousands)	Non-GAAP Adjusted EBITDA (thousands)(6)
2023	$2,021,840	$2,620,078	$6,707,263	$2,267,037	$1,321,349	$4,384,774	$436.79	$20,754	$46,801
2022	$—	$1,942,742	$—	$2,251,984	$1,038,156	$1,218,326	$115.67	$6,799	$31,765
2021	$—	$1,497,380	$—	$916,923	$986,220	$762,489	$72.99	$6,714	$23,276

(1)    During 2023, both Mr. McCann and Mr. Bacon served as the Company’s Principal Executive Officer (“PEO”). Mr. Bacon served as President and CEO in 2021, 2022 and through March 28, 2023 and Mr. McCann served as President and CEO beginning on March 29, 2023. The dollar amounts reported reflect the amounts of total compensation reported for each of our PEOs.

(2)    The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts reported are the amounts of total compensation reported for Mr. McCann and Mr. Bacon during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, and (iii) the value of equity awards issued and vested during the reported fiscal year. See Table below for further information.

(3)    For fiscal year 2023, the dollar amounts reported are the average of the total compensation reported for our NEOs, other than Mr. McCann and Mr. Bacon, namely our Executive Vice President and CFO, Jayme L. Brooks, and our President of certain Limbach entities, Jay A. Sharp. For fiscal years 2022 and 2021, the dollar amounts reported are the average of the total compensation reported for Ms. Brooks and Mr. McCann while he served in the capacity as Executive Vice President and COO.

(4)    The dollar amounts reported represent the average amount of “compensation actually paid”, as computed in accordance with SEC rules, for our NEOs, other than Mr. McCann for fiscal year 2023 and Mr. Bacon for fiscal years 2023 and 2022 in the Summary Compensation Table, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, and (iii) value of equity awards issued and vested during the reported fiscal year.

(5)    Reflects the cumulative stockholder return over the relevant fiscal year, computed in accordance with SEC rules, assuming an investment of $100 in our common shares at a price per share equal to the closing price of our common stock on the last trading day before the commencement of the applicable fiscal year and the measurement end point of the closing price of our common stock on the last trading day in the applicable fiscal year. For 2023, the closing price of our common stock on December 31, 2022 was $10.41 and the closing price of our common stock on December 31, 2023 was $45.47. For 2022, the closing price of our common stock on December 31, 2021 was $9.00 and the closing price of our common stock on December 31, 2022 was $10.41. For 2021, the closing price of our common stock on December 31, 2020 was $12.33 and the closing price of our common stock on December 31, 2021 was $9.00.

(6)    Refer to Annex A for a reconciliation of the Company’s non-GAAP financial measures included in this Proxy Statement.

To calculate the amounts in the “Compensation Actually Paid to CEO” columns in the table above, the following amounts were deducted from and added to (as applicable) our CEO’s “Total” compensation as reported in the Summary Compensation Table for years 2023, 2022 and 2021:

Year	Summary Compensation Table Total for CEO	Reported Value of Equity Awards for CEO(1)	Fair Value as of Year End for Awards Granted During the Year(2)	Fair Value Year over Year Increase or Decrease in Unvested Awards Granted in Prior Years(3)	Fair Value Increase or Decrease from Prior Year end for Awards Granted and Vested During the Year(4)	Fair Value Increase or Decrease from Prior Year end for Awards that Vested during the Year(5)	Awards Granted in a Fiscal Year Prior to the Covered Period Fiscal Year that Failed to Meet Applicable Vesting Conditions(6)	Compensation Actually Paid to CEO
2023 (McCann)	$2,021,840	$(613,893)	$2,364,804	$2,858,282	$—	$76,230	$—	$6,707,263
2023 (Bacon)	$2,620,078	$(1,507,218)	$2,065,111	$—	$8,011	$76,230	$(995,175)	$2,267,037
2022	$1,942,742	$(598,461)	$800,768	$76,767	$—	$—	$—	$2,221,816
2021	$1,497,380	$(431,550)	$315,000	$(463,907)	$—	$—	$—	$916,923

(1) Represents the grant date fair value, and the incremental fair value where applicable, of the equity awards to our CEO, as reported in the Summary Compensation Table. The reported value of equity awards for Mr. Bacon includes service-based RSUs with a grant date fair value of $245,951 and performance-based RSUs with a grant date fair value of $491,902 that were both granted to Mr. Bacon on January 4, 2023. In accordance with Mr. Bacon’s Employment Transition Agreement, all unvested service-based RSUs held by Mr. Bacon as of April 30, 2023 were forfeited under the Company’s Omnibus Plan. On April 30, 2023, in accordance with Mr. Bacon’s Employment Transition Agreement, all unvested performance-based RSUs held by Mr. Bacon at the time of his retirement were modified to permit a pro-rata portion of all such unvested performance-based RSUs to continue to vest based on actual performance through the applicable performance period, on an “as if, and when”, earned basis, resulting in an incremental fair value of $769,365.

(2)    Represents the average of the year-over-year change in the fair value of equity awards to our CEO. No awards vested in the year they were granted.

(3)    For performance-based awards granted on January 1, 2021, a performance factor of 134.32% was applied as a result of the level of achievement through December 31, 2023. For all other performance-based awards shown in the table above, the amounts shown reflect the pay-out of performance based shares based upon achievement of a 100% level of performance. In addition, as noted above, in accordance with Mr. Bacon’s Employment Transition Agreement, all unvested service-based RSUs held by Mr. Bacon as of April 30, 2023 were forfeited under the Company’s Omnibus Plan and all unvested performance-based RSUs held by Mr. Bacon as of April 30, 2023 were modified to permit a pro-rata portion of all such unvested performance-based RSUs to continue to vest.

(4)    As noted within the Summary Compensation Table, Mr. Bacon was granted 1,151 service-based RSU awards on April 30, 2023 for his services as a non-employee director, which vested on the date of the Company’s 2023 Annual Meeting. The amount disclosed above represents the fair value increase of the awards at the time of vesting. The grant date fair value of these awards were included in “All Other Compensation” within the Summary Compensation Table.

(5)    For 2023, the amounts represent the change in fair value associated with certain performance-based RSUs that vested on March 8, 2023 based on the achievement of certain pre-established goals at above-target levels for the performance period commencing on January 1, 2020 through December 31, 2022. The performance factor during the measurement period used to determine compensation payouts was 136.13% of the pre-defined metric target of 100%.

(6)    Reflects the grant date fair value of certain service-based and performance-based RSUs that were forfeited by Mr. Bacon as a result of his employment transition.

To calculate the amounts in the “Compensation Actually Paid to Non-CEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average “Total” compensation of our Non-CEO NEOs as reported in the Summary Compensation Table:

Year	Summary Compensation Table Total for Non-CEO NEOs	Reported Value of Equity Awards for Non-CEO NEOs(1)	Fair Value as of Year End for Awards Granted During the Year(2)	Fair Value Year over Year Increase or Decrease in Unvested Awards Granted in Prior Years(3)	Fair Value Increase or Decrease from Prior Year end for Awards Granted and Vested During the Year	Fair Value Increase or Decrease from Prior Year end for Awards that Vested during the Year(4)	Compensation Actually Paid to Non-CEO NEOs
2023	$1,321,349	$(415,567)	$1,581,970	$1,849,107	$—	$47,915	$4,384,774
2022	$1,038,156	$(319,322)	$427,268	$70,814	$—	$1,410	$1,218,326
2021	$986,220	$(400,725)	$292,500	$(109,411)	$—	$(6,095)	$762,489

(1)    Represents the average of the grant date fair value of the equity awards to our Non-CEO NEOs, as reported in the Summary Compensation Table for each applicable year.

(2)    Represents the average of the year-over-year change in the fair value of equity awards to our Non-CEO NEOs.

(3)    Represents the average of the year-over-year change in the fair value of equity awards to our Non-CEO NEOs. For performance-based awards granted on January 1, 2021, a performance factor of 134.32% was applied as a result of the level of achievement. For all other performance-based awards shown in the table above, the amounts shown reflect the pay-out of performance based shares based upon achievement of a 100% level of performance.

(4)    For 2023, the amount represents the change in fair value associated with certain performance-based RSUs that vested on March 8, 2023 based on the achievement of certain pre-established goals at above-target levels for the performance period commencing on January 1, 2020 through December 31, 2022. The performance factor during the measurement period used to determine compensation payouts was 136.13% of the pre-defined metric target of 100%.

Relationship between Pay and Performance

The below graphs showing the relationship of “compensation actually paid” to our CEO and other named executive officers (on average) for fiscal years 2021, 2022 and 2023 to the Company’s Adjusted EBITDA. Refer to Annex A for a reconciliation of the Company’s non-GAAP financial measures included in this Proxy Statement. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. “Compensation actually paid,” as required under SEC rules, reflects adjusted values for unvested and vested equity awards during the years shown in the table based on year-end stock prices and various accounting valuation assumptions, but may not necessarily reflect actual amounts paid out for those awards.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of April 17, 2024, by:

•each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;
•each named executive officer and each director and nominee; and
•all of the Company’s executive officers and directors and nominees as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Beneficial ownership of the Company’s common stock is based on 11,268,086 shares of the Company’s common stock outstanding as of April 17, 2024.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percent of Outstanding Common Stock
Named Executive Officers, Directors and Nominees:
Linda G. Alvarado	26,389	*
Nicholas S. Angerosa	36,999	*
Charles A. Bacon, III	323,327	2.9%
Jayme L. Brooks(2)	100,237	*
David R. Gaboury	—	—%
Joshua S. Horowitz(3)	297,587	2.6%
Laurel J. Krzeminski	33,582	*
Michael M. McCann(4)	130,701	*
Michael F. McNally	64,482	*
Gordon G. Pratt(5)	367,880	3.3%
Jay A. Sharp	52,860	*
Norbert W. Young	37,329	*
All executive officers, directors and nominees as a group (11 individuals)(6)	1,148,046	10.2%
Other Beneficial Owners of 5% or more of the Outstanding Shares of Common Stock
BlackRock, Inc.(7)	669,150	5.9%

*    Less than 1%

(1) Unless otherwise indicated, the business address of each individual is 797 Commonwealth Drive, Warrendale, Pennsylvania 15086.

(2)    Represents (i) 96,669 shares of common stock held individually by Ms. Brooks and (ii) 3,568 shares of common stock held by the Brooks Family Trust. Ms. Brooks is a co-trustee of the Brooks Family Trust.

(3) Consists of (i) 40,915 shares held individually by Mr. Horowitz and (ii) 256,672 shares owned by Palm Global Small Cap Master Fund LP. Due to his position as managing director of Palm Management, which is the investment manager of Palm Global Small Cap Master Fund LP. Mr. Horowitz may be deemed to have shared voting and dispositive power over such 256,672 shares. Mr. Horowitz disclaims beneficial ownership of such shares.

(4)    Represents (i) 88,567 shares of common stock held individually by Mr. McCann and (ii) 42,134 shares of common stock held by the McCann Family Revocable Living Trust. Mr. McCann is a co-trustee of the McCann Family Living Trust.

(5) Represents (i) 41,782 shares of common stock held individually by Mr. Pratt, (ii) 227,341 shares of common stock held by Fund Management Group LLC, of which Mr. Pratt is the managing member and controlling equity holder and (iii) 98,757 shares of common stock held by FEA Pratt Family Holdings LLC, of which Mr. Pratt is the sole manager and controlling equity holder.

(6)    Balance excludes the shares of common stock held by Mr. Bacon as he was no longer an executive or director of the Company following his transition succession.

(7) According to the Schedule 13G filed with the SEC on January 29, 2024, BlackRock, Inc. holds sole voting power with respect to 658,129 shares of the Company’s common stock and sole dispositive power with respect to 669,150 shares of the Company’s common stock. The address of the Reporting Person is 50 Hudson Yards, New York, NY 10001.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, including our review of the copies of such reports furnished to us and written representations that no other reports were required during 2023, all Section 16(a) filing requirements were satisfied on a timely basis, except for one Form 4 that was filed late with respect to one transaction to report an April 30, 2023 grant of certain RSUs to Mr. Bacon that was filed on May 16, 2023.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information, as of December 31, 2023, concerning the shares of the Company’s common stock that may be issued under our existing equity compensation plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a) (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b) ($)	Number of Securities Remaining Available for Future Issuance under Equity compensation Plans(3) (Excluding Securities Reflected in Column (a)) (c) (#)
Equity compensation plans approved by stockholders	1,085,418	—	1,335,755
Equity compensation plans not approved by stockholders	—	—	—
Total	1,085,418	—	1,335,755

(1)     Represents 239,203 outstanding service-based RSUs (in shares of common stock) and 846,215 outstanding performance-based RSUs (in shares of common stock) under the Omnibus Plan. Outstanding performance-based RSUs are reflected at the maximum payout that may be earned during the relevant performance periods.

(2)    Reflects outstanding RSUs and performance-based RSUs at a weighted average exercise price of zero.

(3)    Represents 946,799 shares available for future issuance under the Omnibus Plan and 388,956 shares of our common stock available for future issuance under the Limbach Holdings, Inc. 2019 Employee Stock Purchase Plan.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

Section 14A of the Exchange Act, put in place by Section 951 of the Dodd-Frank Act requires the Company to seek a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers (“Say-on-Pay” vote) as disclosed pursuant to Item 402 of Regulation S-K, and accompanying compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board of Directors.

We believe that executive compensation should be linked to the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

The Compensation Committee values the perspectives and concerns of our stockholders regarding executive compensation. The Compensation Committee has in the past and intends to continue to maintain in the future an open dialogue with stockholders to foster greater communication and transparency on our executive compensation programs.

Proposal

The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s proxy statement for the 2024 annual meeting, is hereby APPROVED.”

Position of Board of Directors

As discussed in this proxy statement under the “Compensation of Officers and Directors” Section, the Compensation Committee of the Board of Directors believes that the executive compensation for the year ended December 31, 2023, is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach after taking into account feedback from our stockholders. Our executive compensation program is designed to attract, motivate and retain a highly qualified group of executives and maintain a close correlation between the rewards to the Company’s executives and the strategic success of the Company and the performance of its stock.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors; however, we value stockholders’ opinions, and we will consider the outcome of the Say on Pay vote when determining future executive compensation agreements.

Vote Required for Approval

At least a majority of the votes cast is required to approve this resolution. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe LLP (“Crowe”) to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Crowe has audited our financial statements for the years ended December 31, 2023 and 2022.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of Crowe as our independent registered public accounting firm. However, the Board is submitting the appointment of Crowe to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Crowe are expected to be present at the Annual Meeting via telephone. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required for Approval

At least a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of Crowe. Abstentions and broker non-votes, if any, will not have any effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

AUDIT-RELATED MATTERS

Report of the Audit Committee

The Audit Committee represents and assists the Board by overseeing: (i) the Company's financial statements and internal controls; (ii) the independent registered public accounting firm's qualifications and independence; and (iii) the performance of the Company's independent registered public accounting firm.

On the date of the adoption of this Report, the Audit Committee consisted of three directors, all considered independent in accordance with Nasdaq listing standards and other applicable regulations. Each member of the Audit Committee is financially literate and our Board has determined that committee member, Ms. Krzeminski, is an “audit committee financial expert” as defined in applicable SEC rules because she meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience.

Company management has the primary responsibility for the preparation of the financial statements and for the reporting process, including the establishment and maintenance of the Company's system of internal controls over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and auditing the Company’s internal controls over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company's quarterly earnings releases, Quarterly Reports on Form 10-Q, and the 2023 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as the independent registered public accounting firm is required to review with the Audit Committee under the standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with both management and the independent registered public accounting firm the design and efficacy of the Company's internal control over financial reporting.

The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence), and considered the compatibility of non-audit services rendered to Limbach with the independence of the Company's independent registered public accounting firm. The Audit Committee has determined that the rendering of the services other than audit services by the independent registered public accounting firm is compatible with maintaining such firm’s independence.

The Audit Committee also discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee periodically met with the independent registered public accounting firm, with and without management present, to discuss the results of their work and the overall quality of the Company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE
Laurel J. Krzeminski (Chairperson)
Joshua S. Horowitz
Michael F. McNally
The material in this report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the

Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed by the Company’s independent registered accounting firm, Crowe, for auditing the annual financial statements and related information included in the Annual Report on Form 10-K, the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q, assistance with and review of documents filed with the SEC, and consultations on certain accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the table below.

Also set forth are “Audit-Related Fees.” Such fees pertain to professional services for assurance and related services that are reasonably related to the performance of the audit of our financial statements and are not reported under “Audit Fees.” These services include services and consultations related to the Company’s internal controls, the Company’s information technology controls, financial accounting and reporting standards and consents.

“Tax Fees” include fees for tax advice and tax planning. “All Other Fees” consist of permitted services other than those that meet the criteria described above. Crowe did not provide any services to the Company related to financial information systems design or implementation, nor did it provide any personal tax work or other services for any of the Company's executive officers or members of the Board.

The following table shows the fees for professional services rendered to us by Crowe for services in respect of the years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees	$1,044,567	$633,169
Audit-Related Fees	10,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,054,567	$633,169

Consistent with the Audit Committee charter, audit, audit-related, tax, and other services are pre-approved by the Audit Committee, or by a designated member thereof. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining Crowe’s independence.

Audit fees increased in 2023 primarily due to the Company complying with Section 404(b) of the Sarbanes-Oxley Act of 2002. In addition, the Company’s audit fees increased as a result of certain acquisitions completed by the Company in 2023.

RELATED PERSON POLICY AND TRANSACTIONS

Related Person Transactions Policy and Procedures

Our Board has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Nominating and Corporate Governance Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which the Company was or is to be a participant, the amount involved exceeds $100,000 and in which a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $100,000, the policy states that related person transactions in which the amount involved exceed $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act, and related rules. Our Board set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for the Nominating and Corporate Governance Committee to review transactions or potential transactions in which the amount involved exceeds $100,000, as opposed to $120,000. Pursuant to this policy, our Nominating and Corporate Governance Committee, among other things, (i) reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and updates the Nominating and Corporate Governance Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are excluded by our Nominating and Corporate Governance Committee under the policy. These excluded transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5% subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of our equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

Related Person Transactions

The Company did not enter into any related person transactions during fiscal years 2023 and 2022.

OTHER MATTERS

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and costs savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to our General Counsel at 797 Commonwealth Drive, Warrendale, Pennsylvania 15086. Stockholders who currently receive multiple copies of the annual meeting materials at their address and would like to request “householding” of their communications should contact their brokers.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and the Annual Report are available on the Company’s website at www.limbachinc.com under “Investors - Financials.” Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record. Stockholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the Company’s Investor Relations Department and tell us otherwise.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his/her best judgment.

ANNEX A
RECONCILIATION OF NON-GAAP MEASURES

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.
Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Fiscal Year Ended December 31,
(in thousands)	2021	2022	2023
Revenue:	$490,351	$496,782	$516,350

Net income	6,714	6,799	20,754

Adjustments:
Depreciation and amortization	5,948	8,158	8,244
Interest expense	2,568	2,144	2,046
Interest income	—	—	(1,217)
Non-cash stock-based compensation expense	2,601	2,742	4,910
Loss on early debt extinguishment	1,961	—	311
Change in fair value of warranty liability	(14)	—	—
Change in fair value of interest rate swap	—	(310)	124
Loss on early termination of operating lease	—	849	—
CEO transition costs	—	—	958
Restructuring costs(1)	—	6,016	1,770
Change in fair value of contingent consideration	—	2,285	729
Income tax provision	2,763	2,809	7,346
Acquisition and other transaction costs	735	273	826
Adjusted EBITDA	$23,276	$31,765	$46,801
(1)    Includes restructuring charges within our Southern California and Eastern Pennsylvania branches as well as other cost savings initiatives throughout the company.